Exhibit 10.2

AVANOS MEDICAL, INC.
SEVERANCE PAY PLAN

Second Amended and Restated Plan

Effective November 30, 2020

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Exhibit 10.2
TABLE OF CONTENTS

ARTICLE    TITLE

I    NAME, PURPOSE AND EFFECTIVE DATE OF PLAN II    DEFINITIONS
III    ELIGIBILITY AND PARTICIPATION IV    SEVERANCE BENEFITS
VPLAN ADMINISTRATION

VILIMITATIONS AND LIABILITIES APPENDIX A - COVERED EMPLOYERS

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Exhibit 10.2
ARTICLE I

NAME, PURPOSE AND EFFECTIVE DATE OF PLAN

1.1Name of the Plan. Avanos Medical, Inc. (the “Corporation”) hereby establishes a severance pay plan for its Employees, to be known as the Avanos Medical, Inc. Severance Pay Plan (the “Plan”) as set forth in this document. The Plan is intended to qualify as an employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

1.2Purpose of the Plan. The purpose of the Plan is to provide Eligible Employees a severance benefit in the event of involuntary termination of employment in certain circumstances. The Plan is not intended as a replacement or substitution for any agreement between a Participant and his or her Employer executed prior or subsequent to the effective date of the Plan.

1.3Effective Date. The Plan was effective as of November 1, 2014, amended and restated as of October 25, 2017, and further amended and restated on November 30, 2020.

ARTICLE II DEFINITIONS AND CONSTRUCTION
1.1Definitions. When the following words and phrases appear in this Plan, they shall have the respective meanings set forth below unless the context clearly indicates otherwise.

(a)Base Pay: A Participant’s base pay on his or her Termination Date, calculated based upon the Participant’s then-current base salary or stated pay rate. If a Participant is a full-time Employee, Base Pay will be calculated assuming a 40- hour work week. If a Participant is an Employee who works less than 40 hours per week, Base Pay will be calculated assuming the Participant works his or her regularly scheduled hours per week. Base Pay does not include overtime pay, disability pay, nonrecurring payments (such as reimbursements or relocation expenses), annual incentive awards under the EOAAP, MAAP or other programs, sales incentive awards, long-term incentive awards, or other remuneration. The calculation of Base Pay shall be subject to any applicable Committee rule.

(b)Board: The Board of Directors of the Corporation.

(c)Bonus Amount: The target full annual cash incentive award for the Participant under MAAP or other annual cash incentive plan maintained by the Corporation for the year in which the Separation from Service occurs, without regard to any otherwise-applicable proration.

(d)Cause: Any termination of employment which is classified by the Employer as being for “cause,” including but not limited to a termination due to any of the following: (i) Participant’s unsatisfactory performance of duties or inability to meet the requirements of the position, unless classified by the Employer as a Performance Termination; (ii) any habitual neglect of duty or misconduct of the Participant in discharging any of his or her duties and responsibilities; (iii)

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Exhibit 10.2
excessive unexcused, or statutorily unprotected absenteeism or inattention to duties; (iv) failure or refusal to comply with the provisions of the Employer’s personnel manual or any other rule or policy of the Employer; (v) misconduct, including but not limited to, engaging in conduct which the Committee reasonably determines to be detrimental to the Employer; (vi) disloyal, dishonest or illegal conduct by the Participant; (vii) theft, fraud, embezzlement or other criminal activity involving the Participant’s relationship with the Employer; (viii) the Participant’s violation of any applicable statute, regulation, or rule, or provision of any applicable code of professional ethics; (ix) suspension, revocation, or other restriction of the Participant’s professional license, if applicable; or (x) the Employer’s inability to confirm, to its sole satisfaction, the references and/or credentials which the Participant provided with respect to any professional license, educational background and employment history.

(e)COBRA: Medical continuation coverage elected under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985.

(f)Code: The Internal Revenue Code of 1986, as amended from time to time, and as construed and interpreted by valid regulations or rulings issued thereunder.

(g)Committee: The Benefits Administration Committee is appointed to administer and regulate the Plan as provided in Article V.

(h)Comparable Position: Any position of employment offered to a Participant will be considered a Comparable Position under this Plan unless, as determined by the Committee in its sole discretion, such position would result in any of the following changes for the Participant:
(i)With respect to all Participants, a change, by more than 50 miles, in the geographic location at which the Participant must perform the services.
(ii) In addition, with respect to Tier I and Tier II Participants only, a material diminution in the Participant’s Base Pay on the date of such offer, or a material diminution of the Participant’s authority, duties or responsibilities, including but not limited to situations where an Employee in either a Tier I or Tier II position ceases to be in either a Tier I or Tier II position.
The Participant must provide notice to the Corporation of the existence of any of the above conditions within a period not to exceed 90 days of the initial offer of the non-Comparable Position to the Participant, and the Corporation must be provided a period of at least 30 days following receipt of the notice during which it may remedy the offer so that it constitutes a Comparable Position. Any determination by the Committee as to whether a Participant has been offered a Comparable Position shall be final and conclusive as to all parties.
(i)Corporation: Avanos Medical, Inc.

(j)Effective Date: November 1, 2014, or with respect to a particular company that became a Subsidiary after that date, such later date on which such company became a Subsidiary.

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Exhibit 10.2

(k)Eligible Employee: An hourly Employee not covered by a collective bargaining unit, or salaried Employee, on the regular payroll of an Employer. For purposes of this subsection, “on the regular payroll of an Employer” shall mean paid through the payroll department of such Employer, and shall exclude (A) employees classified by an Employer as intermittent or temporary, and (B) persons classified by an Employer as independent contractors, regardless of how such persons may be classified by any federal, state, or local, domestic or foreign, governmental agency or instrumentality thereof, or court.

(l)Employee: A person classified as a common law employee by an Employer.

(m)Employer: The Corporation and each Subsidiary, other than any Subsidiary which the Committee shall from time to time designate as a non-participating Subsidiary for purposes of the Plan. A list of Subsidiaries excluded from the definition of Employers is set forth in Appendix A.

(n)EOAAP: The Corporation’s Executive Officer Achievement Award Program or any successor plan.

(o)MAAP: The Corporation’s Management Achievement Award Program or any successor plan.

(p)MAAP Eligible: Participants who as of their date of Separation from Service meet the eligibility requirements to participate under MAAP.

(q)Participant: An Eligible Employee who has met the eligibility requirements to participate in the Plan pursuant to Article III.

(r)Performance Termination: Any termination of employment with the Employer which is classified by the Employer as for a Participant’s unsatisfactory performance of duties, or inability to meet the requirements of the Participant’s position. The termination of employment will be classified as a Performance Termination if it is approved by the Participant’s team leader, the supervisor of the team leader for the Participant and the applicable Human Resources Leadership Team member, and also meets one of the following criteria:
(i)the Employee experiences an involuntary Separation from Service on the release date determined by the Employer after the Employee’s team leader has offered the Employee a choice of either entering into a Performance Improvement Plan or a Performance Termination, and the Employee has elected a Performance Termination rather than entering into a Performance Improvement Plan; or

(ii)the Employee experiences an involuntary Separation from Service after the Employee’s team leader had offered the Employee a choice of either entering into a Performance Improvement Plan or a Performance Termination, the Employee elected to enter into a

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Exhibit 10.2
Performance Improvement Plan, and had in the judgment of the Employee’s team leader, subsequently failed to successfully improve his or her performance to an acceptable level following completion of the Performance Improvement Plan.

(s)Plan: The Avanos Medical, Inc. Severance Pay Plan.

(t)Plan Year: A calendar year period beginning January 1 and ending December 31.
(u)Qualifying Termination: A Participant’s Separation from Service under the conditions described in Section 3.2.
(v)Separation from Service: Termination of employment with the Employer within the meaning of Code Section 409A. A Separation from Service will be deemed to have occurred if the Employee’s services are reduced to an annual rate that is 20 percent or less of the services rendered, on average, during the immediately preceding three years of employment (or if employed less than three years, such lesser period). The Committee shall have the power to promulgate Committee Rules and other guidelines in connection with the determination of a Separation from Service, and any such determination by the Committee shall be final and conclusive as to all parties.
(w)Severance Pay: Cash severance payment made to a Participant pursuant to Article IV hereof and based on a Participant’s Base Pay.

(x)Subsidiary: Any corporation, 50% or more of the voting shares of which are owned directly or indirectly by the Corporation, which is incorporated under the laws of one of the States of the United States.

(y)Termination Date: The date of an Employee’s Separation from Service.

(aa)    Years of Service: A Participant shall be credited with a Year of Service for each year commencing with the Participant’s amended service date, as maintained by the Corporation’s Human Resources Information System, and ending on the Employee’s Termination Date, rounded up to the nearest whole year for a partial year of service in excess of six months, and rounded down to the nearest whole year for a partial year less than or equal to six months (including, for avoidance of doubt, service with Kimberly-Clark Corporation prior to the spin-off of the Corporation from Kimberly-Clark Corporation). Years of Service will not be credited in fractional amounts. Notwithstanding any provision in the Plan to the contrary, an Employee’s credited Years of Service shall be reduced to the extent such Years of Service have previously been used to calculate a prior severance payment to the Participant.

1.2Construction: Where appearing in the Plan the masculine shall include the feminine and the plural shall include the singular, unless the context clearly indicates otherwise. The words “hereof,” “herein,” “hereunder” and other similar compounds of the word “here” shall mean and refer to the entire Plan and not to any particular section or subsection.

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Exhibit 10.2
ARTICLE III ELIGIBILITY AND PARTICIPATION
1.1Participation. An Eligible Employee shall become a Participant on the later of the Effective Date or the first day actively employed by an Employer.

1.2Eligibility. Each Participant who experiences an involuntary Separation from Service for a reason (i) other than Cause; or (ii) after receiving an offer of a Comparable Position pursuant to Section 3.3 (each, a “Qualifying Termination”), shall be eligible to receive Severance Benefits. For the avoidance of doubt, a Qualifying Termination shall not include, and Severance Benefits shall not be paid to any Participant who:

(a)does not experience a Separation from Service because the Employee accepts another position (either a Comparable Position or any other position);

(b)is terminated during a period in which such Participant is not actively at work (i.e. has been on leave) for more than 25 weeks, except to the extent otherwise required by law;

(c)is terminated for Cause;
(d)voluntarily resigns or retires; or

(e)dies or becomes subject to a disability.

1.3Comparable Position. A Qualifying Termination shall not include, and Severance Benefits shall not be paid to any Participant whose employment is involuntarily terminated related to:

(a)any separation or reorganization of the Corporation including, but not limited to, a sale, spin-off or shutdown of a portion of the Corporation, including but not limited to a portion of a plant or other location, if such Participant is offered a Comparable Position with the successor entity,

(b)the outsourcing of a Participant to a company other than an Employer, in which such Participant is offered or continues in a Comparable Position,

(c)any elimination of a job function, or transfer of a Participant’s position to another location, in which such Participant is offered a Comparable Position with the Corporation, or

(d)any other circumstances involving an offer of a Comparable Position.

1.4Duration. A Participant remains a Participant under the Plan until the earliest of:

(a)the date the Participant is no longer an Eligible Employee;
(b)the Participant’s Termination Date;

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Exhibit 10.2
(c)the date the Subsidiary employing the Participant ceases to be an Employer; or
(d)the date the Plan terminates.

1.5Separation Agreement and Release. No Participant shall be entitled to receive Severance Benefits hereunder unless such Participant executes a Separation Agreement and Full and Final Release of Claims (the “Separation Agreement”), in the form required by the Corporation, within the period specified for such individual therein and such Participant does not revoke such Separation Agreement in writing within the 7- day period following the date on which it is executed. The Employer shall provide the Separation Agreement to the Participant promptly following the Termination Date.

1.6Continuing Obligations. A Participant shall retain in confidence any confidential information known to the Participant concerning the Corporation and its business so long as such information is not publicly disclosed by a non-related party.

ARTICLE IV

SEVERANCE BENEFITS

1.1Severance Benefits. The decision to pay any Severance Benefits under this Plan, or to increase or decrease the amount of Severance Benefits set forth below, shall be in the sole discretion of the Committee and other authorized individuals as authorized pursuant to Section 5.7 below. Any such increase or decrease in the amount of Severance Benefits shall be final and conclusive as to all parties. Subject to the exercise of such discretion, a Participant’s Severance Benefits shall be determined as follows:

(a)Each Participant who is eligible to receive Severance Benefits due to a Qualifying Termination as provided in Article III above, but whose termination of employment is not classified by the Employer as a Performance Termination, shall receive the Severance Pay, Bonus Amount (if applicable), COBRA, Outplacement Assistance services and Employee Assistance Program services (collectively, the “Severance Benefits”) set forth below.

Provision	Tier I (CEO)	Tier I (Non-CEO Executive Officers)	Tier II (Grades 3-5)	Other MAAP-Eligible (Grade 6)	Salaried Exempt	Salaried Non- Exempt	Product- ion Non-Union
Severance Pay - Termination on or after 12 months employment	2 x the sum of annual Base Pay plus Bonus Amount	1.5 x the sum of annual Base Pay plus Bonus Amount	The sum of annual Base Pay plus Bonus Amount	2 weeks of Base Pay per Year of Service (26 weeks Base Pay minimum)	2 weeks of Base Pay per Year of Service (12 weeks Base Pay minimum)	1 week of Base Pay per Year of Service (6 weeks Base Pay minimum)	1 week of Base Pay per Year of Service (6 weeks Base Pay minimum)
Severance Pay – Termination within first 12 months employment	3 months Base Pay	3 months Base Pay	3 months Base Pay	3 months Base Pay	3 months Base Pay	6 weeks Base Pay	6 weeks Base Pay

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Exhibit 10.2

COBRA	6 months	6 months	6 months	6 months	6 months	6 months	6 months
Outplacement Assistance	6 months	6 months	6 months	6 months	3 months	1 month	1 month
EAP	3 months	3 months	3 months	3 months	3 months	3 months	3 months
(b)Each Participant who is eligible to receive Severance Benefits due to a Qualifying Termination as provided in Article III above, and whose termination of employment is classified by the Employer as a Performance Termination, shall receive, the Severance Benefits set forth below. Notwithstanding the foregoing, any Participant who is elected by the Board shall not be eligible to receive a benefit under this subsection 4.1(b).

Provision	Tier I (Executive Officers)	Tier II (Grades 3-5)	Other MAAP-Eligible (Grade 6)	Salaried Exempt	Salaried Non-Exempt	Production Non-Union
Severance Pay – Performance Termination	N/A	6 months Base Pay	3 months Base Pay	3 months Base Pay	6 weeks Base Pay	N/A
COBRA	N/A	6 months	6 months	6 months	6 months	N/A
Outplacement Assistance	N/A	6 months	6 months	3 months	1 month	N/A
EAP	N/A	3 months	3 months	3 months	3 months	N/A

(c)Severance Pay and payment of any Annual Bonus shall be paid as a lump sum cash payment no later than 60 days following the Participant’s Termination Date, subject to Section 6.6, provided that should any payments under this Plan be delayed no interest will be owed to the Participant with respect to such late payment.
(d)Participants receiving COBRA benefits shall be eligible to receive medical continuation coverage under COBRA for the number of months provided above if the Participant is otherwise eligible for, and timely elects, COBRA medical continuation coverage, and the Employer will pay the applicable monthly premium during such period. The Participant shall be responsible for any additional months of COBRA coverage elected beyond the months of COBRA provided by the Corporation under this Plan. If the Participant is otherwise eligible to enroll in other applicable COBRA coverage (e.g. dental and/or the health care spending accounts) and elects to do so, the Participant shall be responsible for and must pay the COBRA premium for such coverage.

(e)Participants receiving Outplacement Assistance services and EAP services as part of their Severance Benefits will receive such services, for the number of months provided above, under the terms and conditions of the Corporation’s or

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Exhibit 10.2
Employer’s Outplacement Assistance Program and Employee Assistance Program in place during such time.

The Severance Pay determined pursuant to subsection 4.1(a) and (b) above will be offset by any amount paid to a Participant (but not less than zero) pursuant to the Worker Adjustment and Retraining Notification Act (“WARN”), or any similar state law, in lieu of notice thereunder. The benefits provided under this Plan are intended to satisfy any and all statutory obligations that may arise out of an Eligible Employee's involuntary termination, and the Committee shall so construe and implement the terms of the Plan.

(f)If, at the time Severance Pay is to be made hereunder, a Participant is indebted or obligated to an Employer or any affiliate, including, but not limited to, any repayment under the Employer’s relocation program, then such Severance Benefits shall be reduced by the amount of such indebtedness or obligation to the extent allowable under applicable federal or state law; provided that the Employer may in its sole discretion elect not to reduce the Severance Benefits by the amount of such indebtedness or obligation and provided that any such election by the Employer shall not constitute a waiver of its claim of such indebtedness or obligation, in accordance with applicable law.

(g)Notwithstanding any provision in the Plan to the contrary, Severance Benefits for a Participant shall be reduced by the amount of any other severance payments or benefits paid to the Participant, whether under any severance plan or offer letter or other individual agreement, made by an Employer.

(h)Severance Benefits hereunder shall not be considered “compensation” for purposes of determining any benefits provided under any pension, savings, or other benefit plan maintained by an Employer.

1.2Withholding. A Participant shall be responsible for payment of any federal, Social Security, state, local or other taxes on Severance Benefits under the Plan. The Employer shall deduct from Severance Benefits any federal, Social Security, state, local or other taxes which are subject to withholding, as determined by the Employer, which may be at supplemental withholding rates.

1.3Recovery of Overpayments. If it is determined that any amount paid to an individual under this Plan should not have been paid or should have been paid in a lesser amount, written notice thereof shall be given and such individual shall promptly repay the amount of the overpayment to the Plan. Notwithstanding the foregoing, the Plan in all cases reserves the right to pursue collection of any remaining overpayments if the above recovery efforts under this paragraph have failed.

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Exhibit 10.2

ARTICLE V

PLAN ADMINISTRATION BENEFITS ADMINISTRATION COMMITTEE
1.1Membership. The Committee shall consist of at least three persons who shall be officers or directors of the Corporation or Eligible Employees. Members of the Committee shall be appointed from time to time by, and shall serve at the pleasure of, the Chief Human Resources Officer of the Corporation (the “CHRO”). The CHRO shall appoint one of the members of the Committee to serve as chairman. If the CHRO does not appoint a chairman, the Committee, in its discretion, may elect one of its members as chairman. The Committee shall appoint a secretary who may be but need not be, a member of the Committee. The Committee shall not receive compensation for its services. Committee expenses shall be paid by the Corporation.

1.2Powers. The Committee shall have all such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the power to construe or interpret the Plan, to determine all questions of eligibility hereunder, to adopt rules relating to coverage, and to perform such other duties as may from time to time be delegated to it by the Board. Any interpretations of this Plan by persons other than the Committee or individuals or organizations to whom the Committee has delegated administrative duties shall have no effect hereunder. The Committee may prescribe such forms and systems and adopt such rules and methods and tables as it deems advisable. It may employ such agents, attorneys, accountants, actuaries, medical advisors, or clerical assistants (none of whom need be members of the Committee) as it deems necessary for the effective exercise of its duties, and may delegate to such agents any power and duties, both ministerial and discretionary, as it may deem necessary and appropriate. Notwithstanding the foregoing, any claim which arises under any other plan shall not be subject to review under this Plan, and the Committee's authority under this Article V shall not extend to any matter as to which an Administrator under such other plan is empowered to make determinations under such plan. In administering the Plan, the Committee will be entitled, to the extent permitted by law, to rely conclusively on all tables, valuations, certificates, opinions and reports which are furnished to, or in accordance with the instructions of, the Committee, or by accountants, counsel or other experts employed or engaged by the Committee.

1.3Procedures. The Committee may take any action upon a majority vote at any meeting at which all members are present, and may take any action without a meeting upon the unanimous written consent of all members. All action by the Committee shall be evidenced by a certificate signed by the chairperson or by the secretary to the Committee. The Committee shall appoint a secretary to the Committee who need not be a member of the Committee, and all acts and determinations of the Committee shall be recorded by the secretary, or under his or her supervision. All such records, together with such other documents as may be necessary for the administration of the Plan, shall be preserved in the custody of the secretary.

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Exhibit 10.2

1.4Rules and Decisions. All rules and decisions of the Committee shall be uniformly and consistently applied to all Eligible Employees and Participants under this Plan in similar circumstances and shall be conclusive and binding upon all persons affected by them.

1.5Books and Records. The records of the Employers shall be conclusive evidence as to all information contained therein with respect to the basis for participation in the Plan and for the calculation of Severance Benefits.

1.6Claim Procedure. The Committee procedure for handling all claims hereunder and review of denied claims shall be consistent with the provisions of ERISA. If a claim for Plan benefits is denied, the Committee shall provide a written notice within 90 days to the person claiming the benefits that contains the specific reasons for the denial, specific references to Plan provisions on which the Committee based its denial and a statement that the claimant may (a) request a review upon written application to the Committee within 60 days, (b) may review pertinent Plan documents and (c) may submit issues and comments in writing. If a claim is denied because of incomplete information, the notice shall also indicate what additional information is required. If additional time is required to make a decision on the claim, the Committee shall notify the claimant of the delay within the original 90-day period. This notice will also indicate the special circumstances requiring the extension and the date by which a decision is expected. This extension period may not exceed 90 days beyond the end of the first 90-day period.

The claimant may request a review of a denied claim by writing the Committee. The appeal must, however, be made within 60 days after the claimant's receipt of notice of the denial of the claim. Pertinent documents may be reviewed by the Participant in preparing an appeal, and issues and comments may be submitted in writing. An appeal shall be reviewed by the Committee, and a written decision, including reasons, shall be provided within 60 days. If additional time is required to review the appeal, the Committee shall notify the claimant in a written notice within the original 60 day period of its receipt of the appeal and indicating that the decision will be delayed. A final decision on the appeal shall be made within 120 days of the Committee's receipt of the appeal.

The Committee shall have all of the authority with respect to all aspects of claims for benefits under the Plan, and it shall administer this authority in its sole discretion.

1.7Committee Discretion.

(a)Any action on matters within the discretion of the Committee, including but not limited to, the amount of Severance Benefits conferred upon a Participant, shall be final and conclusive as to all parties. The Committee shall exercise all of the powers, duties and responsibilities set forth hereunder in its sole discretion. Notwithstanding anything in this Plan to the contrary, the Committee shall have the sole discretion to interpret the operation and terms of the Plan, including but not limited to, whether a Participant has experienced a Qualifying Termination, whether a Participant’s termination is for Cause, whether a Participant is offered a Comparable Position, and whether Severance Benefits shall be payable to any Participant under this Plan.

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Exhibit 10.2

(b)An increase or decrease in the amount of Severance Benefits for Eligible Employees who are not elected by the Board, different than the amount set forth in 4.1(a) and (b) above may be authorized in their sole discretion by (i) the Committee, (ii) a Group President or Senior Vice President of the Corporation with the endorsement of either the Senior Vice President Global Human Resources or the Vice President Compensation and Benefits or (iii) the Chief Executive Officer. Any such increase or decrease in the amount of Severance Benefits shall be final and conclusive as to all parties.

(c)An increase or decrease in the amount of Severance Benefits for Eligible Employees who are elected by the Board, different than the amount set forth in 4.1(a) and (b) above, may be authorized in their sole discretion by the Compensation Committee of the Board. Any such increase or decrease in the amount of Severance Benefits shall be final and conclusive as to all parties.

1.8Plan Amendments. The Board may from time to time modify, alter, amend or terminate the Plan. Any action permitted to be taken by the Board under the foregoing provision may be taken by the CHRO if such action:

(a)is required by law, or

(b)is estimated not to increase the annual cost of the Plan by more than $5,000,000, or

(c)is estimated not to increase the annual cost of the Plan by more than
$25,000,000 provided such action is approved and duly executed by the Chief Executive Officer.

Any action taken by the Board or CHRO shall be made by or pursuant to a resolution or action duly adopted by the Board or CHRO and shall be evidenced by such resolution or by a written instrument executed by such persons as the Board or CHRO shall authorize for that purpose.

The Board or CHRO also shall have the right to make any amendment retroactively which is necessary to bring the Plan into conformity with the Code or which is otherwise permitted by applicable law. Any such amendment will be binding and effective for the Employer.

Any action which is required or permitted to be taken by the Board under the provisions of this Plan may be taken by the Compensation Committee of the Board or any other duly authorized committee of the Board designated under the By-Laws of the Corporation.

The Board, the Compensation Committee or any duly authorized committee of the Board, the Chief Executive Officer or the CHRO may authorize persons to carry out its policies and directives subject to the limitations and guidelines set by it, and delegate its authority under the Plan.

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Exhibit 10.2

1.9Delegation of Duties. This Plan is sponsored by the Corporation. The Committee reserves the right to delegate any and all administrative duties to one or more individuals or organizations. Any reference herein to any other entity or person, other than the Committee or any of its members, which is performing administrative services shall also include any other third party administrators. The responsibilities of any third party administrator may be governed, in part, by a separate administrative services contract.

1.10Funding. Severance Benefits shall be paid from the general assets of the Employer.

ARTICLE VI LIMITATIONS AND LIABILITIES
1.1Non-Guarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between an Employer and a Participant, or as a right of any Participant to continue in the employment of an Employer, or as a limitation of the right of an Employer to discharge any Participant with or without Cause. Nothing contained in this Plan shall affect the eligibility requirements under any other plans maintained by the Employer, nor give any person a right to coverage under any other Plan.

1.2Non-Alienation. Except as otherwise provided herein, no right or interest of any Participant or Beneficiary in the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, attachment, garnishment, execution, levy, bankruptcy, or any other disposition of any kind, either voluntary or involuntary, prior to actual receipt of payment by the person entitled to such right or interest under the provisions hereof, and any such disposition or attempted disposition shall be void.

1.3Applicable Law. This Plan is construed under, to the extent not preempted by federal law, enforced in accordance with and governed by, the laws of the State of Delaware. If any provision of this Plan is found to be invalid, such provision shall be deemed modified to comply with applicable law and the remaining terms and provisions of this Plan will remain in full force and effect.

1.4Notice. Any notice given hereunder is sufficient if given to a Participant by the Employer, or if mailed to the Participant to the last known address of the Participant as such address appears on the records of the Employer.

1.5Service of Process. The Chair of the Committee shall be the designated recipient of the services of process with respect to legal actions regarding the Plan.

1.6No Guarantee of Tax Consequences. It is intended that the payments and benefits provided under the Plan shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed. Neither the Corporation or any other Employer nor its respective directors, officers, employees or advisers (other than in his or her

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Exhibit 10.2

capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan.

Notwithstanding anything in the Plan to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable under the Plan by reason of the occurrence of the Participant’s termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service.” Each payment of Severance Benefits pursuant to this Plan shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

Whenever in this Plan a payment or benefit is conditioned on the Participant’s execution of a Separation Agreement, the Separation Agreement must be executed and all revocation periods shall have expired in accordance with terms set forth therein, but in no case later than sixty (60) days after the Termination Date; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the Termination Date provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, the Corporation may elect to make or commence payment at any time during such 60-day period.

1.7Limitation of Liability. Neither the Corporation or any other Employer nor the Committee shall be liable for any act or failure to act which is made in good faith pursuant to the provisions of the Plan, except to the extent required by applicable law. It is expressly understood and agreed by each Eligible Employee who becomes a Participant that, except for its or their willful misconduct or gross neglect, neither the Corporation or any other Employer nor the Committee shall be subject to any legal liability to any Participant, for any cause or reason whatsoever, in connection with this Plan, and each such Participant hereby releases the Corporation, its Subsidiaries, their officers and agents, and the Committee, from any and all liability or obligation except as provided in this paragraph.

1.8Indemnification of the Committee. The Corporation shall indemnify the Committee and each of its members and hold them harmless from the consequences of their acts or conduct in their official capacity, including payment for all reasonable legal expenses and court costs, except to the extent that such consequences are the result of their own willful misconduct or breach of good faith.

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Exhibit 10.2

APPENDIX A

SUBSIDIARIES NOT PARTICIPATING IN THE AVANOS MEDICAL, INC. SEVERANCE PAY PLAN

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